Exhibit 10.9

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT (“Agreement”), made and entered into as of June 1st, 2001 by and between

F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH-4070 Basel (hereinafter referred to as “ROCHE BASEL”)

and

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, New Jersey 07110, USA “ROCHE NUTLEY”, both, ROCHE BASEL and ROCHE NUTLEY jointly called SELLER”)

on the one hand

and

Arpida Ltd, Dammstrasse 36, CH-4142 Münchenstein, Switzerland (“PURCHASER”)

on the other hand

Whereas, on May 27, 1997, Dr. Ivan Kompis and ROCHE BASEL entered into an agreement on Ro 48-2622 giving Dr. Kompis the right to perform certain development activities with ROCHE BASEL retaining an option right to further development and commercialization of a resulting drug (,,Option Agreement”);

Whereas, under the Option Agreement ROCHE BASEL had the right to either take over development and commercialization of Ro 48-2622 or assign and transfer and cause its Affiliates to assign and transfer to PURCHASER certain know-how and patents to Ro 48-2622 owned by ROCHE BASEL and ROCHE NUTLEY;

Whereas, ROCHE BASEL and ROCHE NUTLEY have decided to assign and transfer to PURCHASER such patent rights and know-how essentially on terms and conditions defined in the Option Agreement;

Whereas, PURCHASER is interested in the transfer and assignment of all such know-how and patent rights;

Now, therefore SELLER and PURCHASER hereby agree as follows:

1.                                      Definitions

1.1                               “Active Principle” means all substances covered by the Patents.

1.2                               “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with, such party.  For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting shares in such corporation or other business entity provided, however, Genentech, Inc., with offices located at 460 Point San Bruno Boulevard, South San Francisco, California, 94080, shall not be considered an Affiliate of SELLER.

1.3                               “Assets” means the Know-How and the Patents.

1.4                               “Drug” means any pharmaceutical product with at least one Active Principle.

1.5                               “Effective Date” means June 1st, 2001.

1.6                               “Know-How” means such know how listed in Appendix A to this Agreement.

1.7                               “Net Sales” means the gross sales of the PRODUCT by PURCHASER, its Affiliates or licensees to third parties less deductions of returns (including withdrawals and recalls), customary rebates (price reductions, including Medicaid and similar types of rebates e.g. chargebacks), volume (quantity) discounts granted at the time of invoicing, sales taxes and other taxes directly linked and included in the gross sales amount (“Adjusted Gross Sales”).

In addition, for all other expenses which are not accounted for on a Product by Product basis like sales deductions (outward freights, transportation insurance, packing materials for dispatch of goods, custom duties), sales expenses (discounts granted later than at the time of invoicing) and cash discounts and other direct expenses, there shall be a lump sum deduction of six percent (6%) from the above Adjusted Gross Sales.

1.8                               “Patents” means the patents and the patent applications listed in Appendix B to this Agreement.

1.9                               “Reasonable Efforts” means the efforts which the PURCHASER hereto would use in the development, registration and commercialization of a product stemming from its own research with sufficient commercial potential to deserve development and marketing.

1.10                        “Valid Claim” means a claim of any filed or issued and unexpired Patent which has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction.

2.                                      Sale and Purchase

2.1                               Sale and Purchase of Assets

Subject to the terms and conditions of this Agreement, SELLER shall sell, assign and transfer to PURCHASER and PURCHASER shall purchase from SELLER the Assets.

2.2                               Price and Payment

In consideration for the transfer of the Assets under this Agreement, PURCHASER shall pay SELLER the purchase price consisting of

a)             a non-refundable payment of CHF 75’000 (Swiss Francs seventy-five thousand) payable within thirty days after the effective date Agreement;

b)             a royalty on Net Sales of

aa) 5% (five percent) of a Drug with Ro 48-2622 (the racemate form);

bb) 4% (four percent) of a Drug which includes:

•                                          Ro 46-9514 (RS)-4-[5-(2, 4-Diamino-pyrimidin-5-ylmethyl)-7, 8-dimethoxy-2H-1-benzpyran-2-yl]-butyric acid,

•                                          Ro 46-9518 (RS)-5-(7, 8-Dimethoxy-2-pentyi-2H-1-benzpyran-5-ylmethyl)-pyrimidin-2, 4-diamine,

•                                          Ro 47-5677(RS)-5-(2-Isopropyl-7, 8-dimethoxy-2H-1-benzopyran-5-ylmethyl)-pyrimidin-2, 4-diamine,

•                                          Ro 46-8717 4-[5-(2, 4-Diamino-pyrimidin-5-ylmethyl)-8-methoxy-2H-1-benzopyran-7-yloxy]-butyric acid,

•                                          Ro 47-7572 (RS)-5-(2-Isobutyl-7, 8-dimethoxy-2H-1-benzopyran-5-yl-methyl)pyrimidin-2,4-diamine, or

•                                          only one of the enantiomers of Ro 48-2622;

or

cc) 1% (one percent) of a Drug which includes any of the other substances covered by the Patents.

Royalties shall be paid on a country by country basis

dd) until the last date on which the making, having made, using, selling, offering for sale or importing of Drug in the given country would, but for this Agreement, infringe a Valid Claim of a Patent, or

ee) 10 (ten) years after the first commercial sale of the Drug in the given country, whichever is longer.

3.                                      Representations and Warranties

3.1                               SELLER warrants that SELLER or its Affiliates own all rights and title in and to the Assets and SELLER has the right to transfer such Assets to PURCHASER.  Besides, SELLER warrants and represents that Appendix B is in all respects complete with respect to the subject matter of this Agreement.

3.2                               Except for the warranties under Art. 3.1, SELLER makes no warranty or representation whatsoever, whether express or implied, in respect of the Assets transferred to PURCHASER hereunder.  In particular, SELLER makes no warranty of fitness for a particular purpose or merchantability.  SELLER’s sole liability shall be limited to the warranties and representations set forth in Section 3.1.

3.3                               PURCHASER represents that PURCHASER has conducted a due and diligent investigation into the Assets.

3.4                               PURCHASER represents that PURCHASER will have funds sufficient to pay the non-refundable payment of CHF 75’000.

3.5                               PURCHASER warrants and represents that to the extent PURCHASER or its Affiliates are entitled to recapture value added tax which may be imposed on SELLER by tax authorities in various countries pursuant to PURCHASER’s acquisition of Assets under this Agreement, PURCHASER shall or shall cause its Affiliates to take such reasonable actions as may be necessary for such recapture and to remit to SELLER or its designated Affiliate the amount thereof, less any levy, fee .or other charge which may be imposed upon PURCHASER or its Affiliates with respect to such payment, within thirty days after the respective amount has been repaid to the PURCHASER by the tax authorities.

3.6                               SELLER shall use all reasonable diligence to keep confidential all Know-How related to Ro 48-2622, its enantiomers, Ro 46-9514, Ro 46-9518, Ro 47- Ro 46-8717 and Ro 47-7572.

4.                                      Diligence

PURCHASER shall use reasonable diligence to develop, register and, as long as PURCHASER is obliged to pay royalties, commercialize the Drug.

5.                                      Patents

In case PURCHASER intends to abandon any of the Patents, PURCHASER shall duly notify SELLER.  Within 60 (sixty) days after the receipt of such notification, SELLER shall notify PURCHASER whether SELLER wishes PURCHASER to transfer and assign such Patent free of charge to SELL any of its Affiliates designated by SELLER in its notification.  If SELLER interested in such transfer and assignment, PURCHASER has the right to dispose of such Patent at its own discretion.

6.                                      Royalty payments

6.1                               Payments arising from sales of Drug due hereunder shall be calculated semi-annually on a calendar basis and shall be payable within sixty (60) days of the end of the relevant half year.  Each remittance shall be accompanied by:

a)                                     a true accounting of all gross sales, Net Sales and any other relevant information needed in order to determine the amount of royalty due under this Agreement;

b)                                     a detailed list of any taxes, levies or other duties paid or required to be withheld by PURCHASER on account of any payments due to the SELLER under this Agreement.  Such taxes, levies or other duties paid or required to be withheld shall be deducted from respective payment hereunder.  At the request of the SELLER the PURCHASER shall secure and send to the SELLER the best available evidence of any such taxes levies or other duties withheld and paid by the PURCHASER or its Affiliates, co-promoters, co-marketeers, distributors or sub-licensees.

6.2                               The SELLER shall have the right at its own expense (save as provided below) to have all records (including those held by licensees and co-marketeers) relating to Net Sales and sales by licensees and co-marketeers and any other relevant information examined by an independent certified public accountant or similar expert during regular business hours, provided however that such examination shall not take place more than once a year and shall not cover such records for more than the preceding two (2) years.  The independent certified public accountant or similar expert shall mutually be appointed by the parties.  Should the parties not agree on the appointment of such an accountant or similar expert within 20 (twenty) days after the SELLER has notified the PURCHASER that it wishes to have the records examined, then the accountant or similar expert shall be appointed by the chairman of the Basel Chamber of Commerce.  The results of the inspection by the independent certified public accountant or similar expert shall be final and binding for the parties.  In the even that such inspection reveals a discrepancy in payments made in excess of five percent (5%), then the PURCHASER shall pay the accountant’s reasonable fees and expenses incurred in connection with the inspection.  Any sums which are owed to either party as a result of the inspection shall be paid promptly to the other party.

6.3                               All payments due under this Art. 6 (i) in the USA shall be payable to ROCHE NUTLEY in USD and (ii) in all other countries shall be payable to ROCHE BASEL in CHF.

6.4                               Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, to calculate Adjusted Gross Sales, then the amount of such monthly sales in foreign currencies shall be converted into Swiss Francs using the average monthly rate of exchange at the time for such currencies for each respective month of the applicable accounting period as retrieved from the UBS, Basel, Switzerland, or some other sour upon in writing by the parties for any particular country.

6.5                               Any payments due pursuant to the terms of the Agreement that are not paid on or before the date such payments are due shall bear inter average of one month London Interbank Offered Rates (LIBOR), as reported by Datastream from time to time (or any other source agreed upon in writing between the parties), plus one hundred (100) basis points, calculated on the number of days in each month that such payment is delinquent.

7.                                      General Provisions

7.1                               Costs and Expenses

All costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.  Any value added, excise or transfer taxes or government authorities’ fees (e.g. fees for the assignment of Patents) in connection with the present Agreement shall -  subject to Art. 3.5 above - be paid and born solely by PURCHASER and are included in the purchase price according to Art. 2 above.

7.2                               Notices

All notices and other communications required or permitted hereunder shall in writing and shall be effective upon actual delivery:

To SELLER:	F. Hoffmann-La Roche Ltd
Attn. Corporate Law
Grenzacherstrasse 124
CH-4070 Basel
and
Hoffmann-La Roche Inc.
Attn. Corporate Secretary
340, Kingsland Street
Nutley, NJ 07110
USA

To PURCHASER:	Arpida Ltd
Attn. COO
Dammstrasse 36
CH-4142 Münchenstein
Switzerland

or to such other address as a party hereto indicates by written notice to the other party in accordance with this section.

7.3                               Amendment

No waiver or modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

7.4                               Waiver

A failure of any party to enforce at any time the provisions of this Agreement shall in no way constitute a present or future waiver of such provision, nor shall such failure in any way effect the right of either party to enforce any provision thereafter.

7.5                               Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.6                               Severability

Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, provided that the remaining terms and provisions can be construed to be within the parties’ understanding of this Agreement.

7.7                               Indemnification

7.7.1                     Remedy for Breach.  The sole and exclusive remedy of PURCHASE and SELLER for any breach or inaccuracy of any representation or warranty under this Agreement by the other party hereto shall be the indemnities contained in this Article 7.7.  Any claims that a party may have arising out of the other party’s breach of its representations and warranties hereunder shall be notified to the other party no later than one year following the Effective Date.  SELLER and PURCHASER agree to use all reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this Article 7.7.

7.7.2                     Subject to the limitations set forth in Article 7.7.3 to the fullest extent permitted under applicable law, SELLER shall indemnify PURCHASER against and agrees to hold PURCHASER harmless from any and all damage, loss, liability, third party claims, and expenses (collectively, “Damages”) (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding brought against PURCHASER) incurred or suffered by PURCHASER arising out of any misrepresentation or breach of a representation or covenant made by SELLER (hereinafter “Indemnifiable Claims”).

7.7.3                     Notwithstanding anything to the contrary set forth elsewhere herein, PURCHASER shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim hereunder unless the amount of Damages with respect to such Claim exceeds CHF 50’000 (fifty thousand Swiss Francs).  However, SELLER shall not be required to pay PURCHASER more than one third of the part of the purchase price paid by PURCHASER up to the date of the final resolution of any Indemnifiable Claim provided, however, that the amount to be paid by SELLER to PURCHASER under this Art. 7.7.3 shall in no case be higher than CHF 100’000 (one hundred thousand Swiss Francs) in respect of the aggregate Damages asserted pursuant to Art. 7.7.2 above.

7.7.4                     PURCHASER shall indemnify SELLER and its Affiliates against and agrees to hold SELLER and its Affiliates harmless from any and all Damages (including without limitation, reasonable expenses of investigation and attorneys’ fee and expenses in connection with any action, suit or proceeding brought against SELLER or its Affiliates) incurred or suffered by SELLER or its Affiliates arising out of (a) any misrepresentation or breach of warranty or covenant made by PURCHASER herein; or (b) the conduct of the business by PURCHASER and its Affiliates, designees, sublicensees and agents with respect to the Active Principle and the Drug or (c) any claim relating to the use (e.g. sale) of the by PURCHASER, its designees, sublicensees and agents.

7.7.5                     Each party shall immediately notify the other party {hereinafter “Indemnifying Party”), in case of any action, suit or proceeding (hereinafter “Claim”) brought against the party in connection with the subject matter of this Agreement which may cause the Indemnifying Party to indemnify such party in accordance with Art. 7.7 of this Agreement.  The parties shall mutually agree on the further proceedings against such claim.  Should the parties not agree on the proceeding, then the party against which the claim was brought, shall act in accordance with the reasonable instructions given by the Idemnifying Party, otherwise the Indemnifying Party’s obligation to indemnify and hold harmless pursuant to this Art. 7.7 shall not cover Damages which incurred or were suffered by the other party due to the fact that this party has not acted in accordance with the reasonable instructions given by the Indemnifying Party.

7.8                               Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland.

7.9                               Arbitration

All disputes arising from or in connection with the present Agreement shall be finally settled by arbitration to be held in Basel, Switzerland, under the Arbitration Rules of the Basel Chamber of Commerce by one or more arbitrator appointed in accordance with the said Rules.

7.10                        Assignment

This Agreement may not be assigned by either party without the written consent of the other party; provided however that either party may assign the Agreement to an Affiliate without the written consent of the other party.  In such a case the assigning party shall notify the other party about such assignment in due course.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Basel, 28.5.01	F. Hoffmann-La Roche Ltd

/s/ W. Henrich

Nutley,	Hoffman-La Roche, Inc.

/s/ [Illegible]
Vice President

Müchenstein, 11.6.01	Arpida Ltd

/s/ [Illegible]

Appendix A

Know How:

List of Documents and Test Descriptions for Ro 48-2622

1.                                      Then, R. L., Hartman, P, Locher, H., Schlunegger, H: In vitro activity of several new dihydrofolate reductase inhibitors against pneumococci. R & D Memo B-168’692 (2.2.1998)

2.                                      Nielsen, J. and R. Blum: The effect of the DHFR inhibitors Ro 48-3707 and Ro 48-3713 on the electrochemical proton gradient across the bacterial cytoplasmic membrane. R & D Memo B-163’872 (15.10.1994)

3.                                      Extract of methods and results from BC 162’712 (4.2.1994)

4.                                      Extract of methods and results from BC 165’332 (20.3.1995)

5.                                      DHFR assay Method

6.                                      Description of methods for experimental septicemia in mice and experimental subcutaneous abscess in mice

7.                                      Table: Inhibition of several purified dihydrofolate reductases by Ro 48-2622 and reference compounds.

8.                                      Table: Mouse pneumonia model with S. pneumoniae 4241

9.                                      List strains used in the animal infection models.

10.                               Outprint DHFR data base: Ro 48-2622

11.                               Copy: Locher, H. H., Schlunegger, H, Hartman, P.G., Angehrn, P, Then, R. L.: Antibacterial activities of epiroprim, a new dihydrofolate reductase inhibitor, alone and in combination with dapsone. Antimicrob. Agents and Chemother.  40: 1376-1381, 1996 (contains method mouse septicemia)

Purchaser has already received from Seller all documents listed above.

Appendix B

Patent rights

Roche Patent Family 14460 (ex 4440/175)

Priority: CH 04.12.1995

Country	Code	Application Date	Application No.	Grant Date	Patent No.	Expiry	Status
Australia	AU		76963/96	18.11.1999	708578	22.11.2016	P
Brazil	BR		PI9611871			22.11.2011	A
Canada	CA		2238521			22.11.2016	A
China	CN		96198783.9			22.11.2016	A
Europe *)	EP		96939890.8			22.11.2016	A
Japan	JP		09-520925				A
Mexico	MX		984416				A
South Korea	KR		98-704199				A
Turkey	TR		1014/6			22.112016	A
USA	US		08/758993	30.06.1998	5773446	02.12.20136	P

P = patent granted application pending

A = application pending

*) Europe encompasses the following designated states:

AT, BE, CH, DE, OK, ES, Fl. FR. GB, GR, IE, IT, LU, NL, PT, SE, TR

Entity Detail

Entity Name: LIFE SCIENCES MANAGEMENT GROUP, INC.

Dept ID #: Dl 0363430

General Information                                Amendments Personal Property Certificate of Status

Principal Office (Current):	SUITE 350 1901 RESEARCH BOULEVARD ROCKVILLE, MD 20850

Resident Agent (Current):	CSC-LAWYERS INCORPORATING SERVICE COMPA 7 ST. PAUL STREET, SUITE 1660 BALTIMORE, MD 21202

Status: Good Standing:	FORFEITED No What does it mean when a business is not in good standing or forfeited?

Business Code:	Ordinary Business - Stock

Date of Formation or Registration:	12/20/2004

State of Formation:	MD

Stock/Non stock:	Stock

Close/Not Close:	Not Close

Link Definition

General Information	General information about this entity
Amendments	Original and subsequent documents filed
Personal Property	Personal Property Return Filing Information and Property Assessments
Certificate of Status	Get a Certificate of Good Standing for this entity

Annex A

Dr. Ivan Kompis

Goldentalweg 16

4104 Oberwil

Basel, May 27, 1997

Subject:

Your Reference:  Ro 48- 2622

Our Reference:  Schaf/shd

Dear Dr. Kompis,

Reference is made to various meetings between you (“Dr. Kompis”) and F. Hoffmann- L Roche Ltd (“Roche”) with respect to a cooperation on Ro 48-2622 or its active enantiomer For good orders’ sake we would like to confirm the understanding reached by both parties.

1.                                      Dr. Kompis has received under a Secrecy Agreement, signed by both parties on February 19, 1996, certain information on and a sample of Ro 48-2622 for further evaluation.

2.                                      Dr. Kompis has discovered one enantiomer of Ro 48-2622 which is more active than the racemate Ro 48-2622 and herewith assigns his rights to the enantiomer to Roche free of charge.  Roche shall have the right to file any resulting patent application in its own name and Dr. Kompis agrees to render Roche all requested assistance including the execution of the signatures, papers and documents necessary for obtaining patents.  Roche agrees to reimburse Dr. Kompis in effectuating such assistance upon the submission of itemized statements by Dr. Kompis

3.                                      Dr. Kompis is prepared at its own risk to evaluate further the potential of Ro 48-2622 and/or its enantiomer (both jointly the “Substance”).

4.                                      Dr. Kompis has the right to perform phase 0 studies and clinical studies which includes Phase I clinical studies and one pilot efficacy study in patients (jointly “Studies”) with the Substance.  Subject to the approval of Roche, Dr. Kompis has the right to have performed the studies in part or in total by third parties provided that such third parties are bound to the same confidentiality obligations as Dr. Kompis hereunder.  Roche shall not unreasonably withheld its approval.

Roche has provided Dr. Kompis with all information available at Roche with respect to Ro 48-2622 and its manufacture and certain amounts of Ro 48-2622 and key inter-mediates thereof.

5.                                      Twenty four (24) months after the date of this letter of agreement or at completion of the Studies, whichever is earlier, Dr. Kompis will provide Roche with a written report of the work performed (“Work”) and all data and results arising from the Work (“Report”).

6.                                      Within three (3) months after receipt by Roche of the Report, Roche shall notify D Kompis and, according to Roche’s sole decision, either

6.1                               if the substance is Ro 48-2622, compensate Dr. Kompis for the Work and the value added to the Substance by

6.1.1                     reimbursing Dr. Kompis’ costs incurred for the Work (“Costs”) and a mark-up of 50 (fifty) percent of Costs; and

6.1.2                     paying a royalty of 1 (one) percent of Roche’s and its affiliated companies’ net sales of a drug containing as active principle Ro 48-2622 or an analogue covered by a claim of the Swiss patent application (No 3425/95) filed by Roche and any resulting patent (including the patents set forth in section above) thereof (jointly “Patents”) (“Drug”)

and in which case Dr. Kompis shall transfer and assign ownership of any and all data and results of the Work to Roche.  Such ownership of Roche shall be sole, exclusive and unrestricted;

or

6.2                               assign and transfer and cause its affiliated companies to assign and transfer to Dr. Kompis all respective rights to Ro 48-2622 and the Patents.  In consideration of such assignment and transfer, Dr. Kompis shall compensate Roche by

6.2.1                     reimbursing Roche’s costs incurred for the filing and prosecution of the Patents and

6.2.2                     paying a royalty of 5 (five) percent of Dr. Kompis’ or his licensee’s net sales of a Drug.

7.                                      If the Substance is the enantiomer of Ro 18-2622 invented by Dr. Kompis, the conditions of 6, above shall apply with the following modifications:

7.1                               The mark-up set forth in 6.1.1 above s hall be 75 (seventy five) percent instead of 50 (fifty) percent;

7.2                               The royalty rate set forth in 6.1.2 above shall be 3 (three) percent instead of 1 (one) percent;

7.3                               6.1 shall be amended and include an obligation of Roche to pay the following milestone payments:

7.3.1                     upon initiation of phase III clinical trials with a Drug CHF 2 (two) mio;

7.3.2                     upon approval of a Drug in a major country CHF 4 (four) mio;

7.4                               The royalty rate set forth in 6.2.2 shall be 4 (four) percent instead of 5 (five) percent.

8.                                      Dr. Kompis agrees to keep the information received from Roche hereunder and any data and results elaborated hereunder in strict confidence and not to make any use thereof other than provided under this letter of agreement

9.                                      The assignment or transfer of any rights by Dr. Kompis to a third party needs the prior written consent from Roche which consent shall not unreasonably be withheld.

10.                               The parties agree to further discuss in good faith and agree on such additional terms and conditions usual for these kind of arrangements in this field as they deem necessary during the progress of their co-operation.

Should you agree with the content of this letter of agreement, please indicate your agreement by countersigning the enclosed original and send it back to us.

Yours sincerely,

F. Hoffmann-La Roche Ltd

/s/ W. Henrich	/s/ S. Arnold
W. Henrich	Mr. S. Arnold

Agreed to

/s/ Dr. I. Kompis	Date:	July 11,1997
Dr. I. Kompis

Dr. Ivan Kompis

Goldenthalweg 16

4104 Oberwil

F. Hoffmann-La Roche Lid.

c/o Mr. Werner Henrich

Head of Corporate Licensing

4070 Basel

Oberwil, March 18, 1999

Subject:  Ro 48-2622/Your letter of May 27,1997

Dear Mr. Henrich,

Referring to the above mentioned letter of agreement and our recent discussion s I would like to ask you kindly to accept the change of the paragraph 5 of the document mentioned (in italics) as follows

5. Thirty six months (36) after the date of this letter of agreement or at completion of the Studies, whichever is earlier, Dr. Kompis will provide Roche with a written report of the work performed (“Work”) and all data and results arising from the Work (“Report”).

Thank you in advance for your understanding and confirmation of your agreement by countersigning of this letter.

Sincerely yours

/s/ I. Kompis
I. Kompis

Agreed to:

F. Hoffmann-La Roche Ltd.	Date:

/s/ W. Henrich	March 19, 1999